Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Director, Communications	Director, Investor Relations
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843.574.3892
tommy.pruitt@forceprotection.net	wes.harris@forceprotection.net

Force Protection Receives $27.4 Million Contract for Delivery of 47 Mastiffs to the U.K.

LADSON, S.C. — April 21, 2011 — Force Protection Industries, Inc., a Force Protection Inc. (NASDAQ: FRPT) group company, today announced it has received a $27.4 million sub-contract from Integrated Survivability Technologies Limited (“IST”) for the delivery of 47 Cougar Mastiff vehicles to the United Kingdom Ministry of Defence (“U.K. MoD”). IST is a joint venture between Force Protection Europe Limited, a subsidiary of Force Protection Industries, Inc., and NP Aerospace Limited, a subsidiary of The Morgan Crucible Company plc. Work under this sub-contract will be performed in Ladson, South Carolina, and is scheduled to be completed by December 31, 2011.

Randy Hutcherson, Chief Operating Officer for Force Protection, commented, “The performance of the Cougar Mastiff continues to be outstanding. This additional order demonstrates that the Mastiff remains a proven life saver for British troops. The installed fleet of Cougar vehicle variants in the United Kingdom is growing and we remain pleased that the U.K. MoD continues to view Force Protection as an important partner in sustaining its military needs.”

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, including the Buffalo, Cougar, Ocelot and the related variants of each, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing the JAMMA, a new vehicle platform that provides increased modularity, transportability, speed and mobility. The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats. In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of skilled field service representatives, and advanced driver and maintenance training programs. For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth, demand and interest for Force Protection’s services and vehicles, including the Cougar; expectations for future modernization and service-related contracts for the Cougar; the benefits and suitability of the Cougar, including its survivability enhancements; the ability to meet current and future requirements, including expected work completion dates; the Company’s execution of its business strategy and strategic transformation, including its opportunities to grow the business; and, the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; the ability to develop new technologies and products and the acceptance of these technologies and products; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.